Exhibit 10.8
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of ___, 2006, is by and between Ensource Energy, LLC, a Delaware limited liability company (the “Company”), and Scott W. Smith (“Executive”).
     WHEREAS, the Company desires to employ Executive as President and Chief Executive Officer of the Company, and Executive desires to be employed by the Company in said capacity; and
     WHEREAS, Execute is the holder of record and beneficial owner of a membership interest in the Company;
     WHEREAS, pursuant to that certain Amended and Restated Limited Liability Agreement of the Company, dated as of the date hereof (the “LLC Agreement”), the Company’s items of income, gain, loss and deduction are allocated among each of its members in accordance with their respective sharing ratios (“Sharing Ratio”) as set forth therein;
     WHEREAS, as a matter of separate inducement and not in lieu of any salary or other compensation for Executive’s services, the Company desires to grant Executive the right, subject to the conditions set forth herein, to an increased Sharing Ratio; and
     WHEREAS, each member of the Company desires to set forth in writing the terms and conditions of their understandings and agreements;
     NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the Company hereby agrees to employ Executive and Executive hereby accepts such employment upon the terms and conditions set forth in this Agreement:
          1. Employment Period.
          (a) Subject to Sections 6 and 8, the Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement, for the period commencing as of the date hereof (the “Effective Date”) and ending on the third anniversary of the Effective Date (the “Employment Period”); provided, however, that the Employment Period shall automatically be renewed and extended for a period of 12 months commencing on the third anniversary of the Effective Date and on each successive day thereafter unless at least 90 days prior to the ensuing expiration date (but no more than 12 months prior to such expiration date), the Company or Executive shall have given written notice to the other that it or he, as applicable, does not wish to extend this Agreement (a “Non-Renewal Notice”). The term “Employment Period,” as utilized in this Agreement, shall refer to the Employment Period as so automatically extended.
          (b) During the term of Executive’s employment with the Company, Executive shall serve as the President and Chief Executive Officer of the Company and, in so doing, shall report to the Board of Directors of the Company (the “Board”). Executive shall have supervision and control over, and responsibility for, such management and operational functions of the Company currently assigned to such positions, and shall have such other powers and duties (including holding officer positions with the Company and one or more subsidiaries of the Company) as may from time to time be prescribed by the Board, so long as such powers and duties are reasonable and customary for the President and Chief Executive Officer of an enterprise comparable to the Company.
          (c) During the term of Executive’s employment with the Company, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote substantially all of his business time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive’s reasonable best efforts to perform faithfully, effectively and efficiently such responsibilities. During the term of Executive’s employment with the Company, it shall not be a violation of this Agreement for Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements and (iii) manage personal investments, so long as such activities do not materially interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement.
          (d) The parties expressly acknowledge that any performance of Executive’s responsibilities hereunder shall necessitate, and the Company shall provide, access to or the disclosure of Confidential Information (as defined in Section 11(a) below) to Executive and that Executive’s responsibilities shall include the development of the Company’s goodwill through Executive’s contacts with the Company’s customers and suppliers.
          2. Compensation.
          (a) The Company shall pay Executive a base salary (“Base Salary”) at the rate of $250,000 per annum for the period commencing on the Effective Date and ending on the Date of Termination. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. Any increase in Base Salary shall be in the discretion of the Board and, as so increased, shall constitute “Base Salary” hereunder.
          (b) Not later than January 31 of each year, the Board shall establish performance standards for purposes of determining eligibility for an annual cash bonus (a “Bonus”) payable not later than March 31 of the following year. The target Bonus for Executive shall be 100% of his Base Salary.
          3. Employee Benefits.
          (a) During the Employment Period, the Company shall provide Executive with coverage under all employee pension and welfare benefit programs, plans and practices, which the Company makes available to its senior executives (including, without limitation, participation in health, dental, group life, disability, retirement and all other plans and fringe benefits to the extent generally provided to such senior executives), commensurate with his position in the Company, to the extent permitted under the employee benefit plan or program, and in accordance with the terms of the program and/or plan.
          (b) Executive shall be entitled to vacation time generally available to executive employees of the Company (but no less than 15 business days paid vacation in each calendar year). Such vacation time shall accrue at a rate of 1.25 vacation days for each calendar month worked; provided, however, that during any given calendar year, Executive shall be able to take vacation days that will accrue during that calendar year, even if such days have not yet accrued. A maximum of five business days of accrued but unused vacation may be carried over from one calendar year to the next.
          (c) Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and promoting the business of the Company, including, without limitation, reasonable expenses for travel, lodgings, entertainment and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of appropriately itemized and approved (consistent with the Company’s policy) accounts of such expenditures.
          4. Right to Increased Sharing Ratio. As a matter of separate inducement and not in lieu of any salary or other compensation for Executive’s services:
          (a) Effective as of the date 30 days after the date hereof, Executive’s Sharing Ratio shall be 2.25%.
          (b) Subject to Section 5, Executive’s Sharing Ratio shall be further increased by an additional 6.75% (the “Maximum Sharing Ratio”) as follows:
          (i) Executive’s Sharing Ratio shall be increased to 4.50% at such time as the Common Unit Market Price is equal to or greater than the Applicable Price at any time during the period beginning on                                         , 2007 and ending on                     , 2008 (such period, the “First Period”);
          (ii) Executive’s Sharing Ratio shall be increased to 6.75% at such time as the Common Unit Market Price is equal to or greater than the Applicable Price at any time during the period beginning on                                         , 2008 and ending on                                         , 2009 (such period, the “Second Period”); and
          (iii) Executive’s Sharing Ratio shall be increased to 9.00% at such time as the Common Unit Market Price is equal to or greater than the Applicable Price at any time during the period beginning on                                         , 2009 and ending on , 2010 (such period, the “Third Period”).
          (c) For purposes hereof:
          (i) “Applicable Price” means (A) with respect to the First Period, a price per Fund Common Unit equal to the sum of $33.48 plus the product of $2.68 and a fraction, the numerator of which is the number of 30-day periods that have elapsed, as of any date of determination, since___, 2007 and the denominator of which is 12; (B) with respect to the Second Period, a price per Fund Common Unit equal to the sum of $36.16 plus the product of $2.89 and a fraction, the numerator of which is the number of 30-day periods that have elapsed, as of any date of determination, since___, 2008 and the denominator of which is 12; (C) with respect to the Third Period, a price per Fund Common Unit equal to the sum of $39.05 plus the product of $3.12 and a fraction, the numerator of which is the number of 30-day periods that have elapsed, as of any date of determination, since___, 2009 and the denominator of which is 12 and (D) in each case, as such amounts may be adjusted by the Board of Directors in order to reflect the occurrence of any stock split or other subdivision, combination, reclassification, exchange, substitution or other transaction affecting the number of Fund Common Units outstanding.
          (ii) “Closing Price” means with respect to the Fund Common Units: (A) the closing sale price on such day on the principal stock exchange on which such security is then listed or admitted to trading, (B) if no such sale takes place on such day on such exchange, the average of the reported closing bid and asked prices for such security, as officially reported on such exchange, (C) if such security is not listed or admitted to trading on any such exchange, the average of the closing bid and asked prices of such security in the over-the-counter market on such day as reported by the National Association of Securities Dealers Automated Quotation System, (D) if such firm is not engaged in the business of reporting such prices, as reported by a similarly generally accepted reporting service or (E) if no such service is available, in such manner as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose.
          (iii) “Common Unit Market Price” means the average of the daily Closing Prices of the Fund Common Units (as defined in the LLC Agreement) for the twenty consecutive Trading Days prior to and including the date in question.
          (iv) “Trading Day” means with respect to the Fund Common Units: (A) if the applicable security is listed or admitted for trading on the New York Stock Exchange or other national or international securities exchange, a day on which the New York Stock Exchange or such other national or international securities exchange is open for business, (B) if the applicable security is quoted on the National Market System of the NASDAQ, a day on which trades may be made on such National Market System or (C) if the applicable security is not otherwise listed, admitted for trading or quoted, any business day.
          (d) The rights hereunder to an increase in Executive’s Sharing Ratio are not transferable and may not be assigned, transferred, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar proceeding. Any attempted assignment, transfer, pledge, hypothecation or other disposition of such rights contrary to the provisions hereof, and the levy of any attachment or similar proceeding upon such rights, shall be null and void and without effect.
          5. Acceleration and Termination of Rights to Increased Sharing Ratio.
          (a) In addition to the foregoing, Executive’s Sharing Ratio shall immediately and automatically increase to the Maximum Sharing Ratio upon the earlier of:
          (i) the time immediately prior to the consummation of a “Change of Control” (as defined in the LLC Agreement) of the Company that results in net proceeds to each Institutional Investor equal to or greater than the greater of (A) the Fair Market Value (as such term is defined in the LLC Agreement) of such Institutional Investor’s Membership Interests (as such term is defined in the LLC Agreement) and (B) the sum of the aggregate capital contributions made to the Company as of such date by such Institutional Investor (net of the aggregate distributions from the Company received by such Institutional Investor as of such date) plus an amount equal to an 8% per annum return thereon, such amount to be compounded quarterly; or
          (ii) the date Executive’s employment is terminated by the Company for other than Cause; or
          (iii) the date Executive’s employment is terminated by Executive for Good Reason; or
          (iv) the date on which each Institutional Investor shall have received cash distributions from the Company equal, in the aggregate, to the sum of (A) 120% of the aggregate amount of all capital contributions made to the Company by such Institutional Investor on or prior to any date of determination plus (B) the aggregate principal amount of all of the Company’s indebtedness for borrowed money outstanding on the date of any such determination.
          (b) Notwithstanding anything to the contrary in this Agreement, Executive’s rights hereunder to an increase in his Sharing Ratio shall terminate automatically and without notice upon termination of Executive’s employment by the Company if such termination is:
          (i) by the Company for Cause pursuant to Section 6(b); or
          (ii) by Executive for other than Good Reason pursuant to Section 6(e); or
          (iii) by reason of Executive’s disability pursuant to Section 6(g); or
          (iv) as a result of Executive’s death if his death occurs during his employment.
          6. Termination of Employment.
          (a) Either Executive or the Company by action of the Board may terminate this Agreement, and Executive’s employment by the Company, for any reason after providing 30 days’ written notice to the non-terminating party. If Executive terminates this Agreement pursuant to this provision, the Company will pay Executive on the Date of Termination (i) all accrued but unpaid Base Salary, (ii) a prorated amount of Executive’s Base Salary for accrued but unused vacation days, and (iii) reimbursements for any reasonable and necessary business expenses incurred by Executive prior to the Date of Termination in connection with his duties hereunder (such amounts collectively, “Accrued Compensation and Reimbursements”). Upon termination by the Company of this Agreement pursuant to this Section 6(a), within ten business days after the Date of Termination, the Company shall pay Executive’s Accrued Compensation and Reimbursements plus a payment (a “Severance Payment”) equal to the greater of Executive’s Base Salary (at the rate in effect hereunder at the Date of Termination) for (i) 24 months and (ii) the remaining duration of the Employment Period.
          (b) The Company by action of the Board may terminate this Agreement at any time for Cause. Upon termination by the Company for Cause, Executive shall only be entitled to

Accrued Compensation and Reimbursements, which amount shall be paid within 10 business days after the Date of Termination. For purposes hereof, “Cause” means any of the following:
          (i) Executive’s commission of theft, embezzlement, any other act of dishonesty relating to his employment with the Company or any willful and material violation of any law, rules or regulation applicable to the Company, including, but not limited to, those laws, rules or regulations established by the Securities and Exchange Commission, or any self-regulatory organization having jurisdiction or authority over Executive or the Company; or
          (ii) Executive’s conviction of, or Executive’s plea of guilty or nolo contendere to, any felony or of any other crime involving fraud, dishonesty or moral turpitude; or
          (iii) A determination by the Board that Executive has materially breached this Agreement (other than during any period of disability as defined below) where such breach is not remedied within 15 days after written demand by the Board for substantial performance is actually received by Executive which specifically identifies the manner in which the Board believes Executive has so breached; or
          (iv) Executive’s breach of any representation, warranty or other agreement under the Subscription Agreement or the LLC Agreement; or
          (v) Executive’s willful and continued failure to perform his reasonable and customary duties as the President and Chief Executive Officer which such failure is not remedied within 15 days after written demand by the Board for substantial performance is actually received by Executive which specifically identifies the nature of such failure.
          (c) For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.
          (d) The Company by action of the Board may terminate Executive’s employment for Cause after: (i) providing written notice to Executive, which identifies the Cause for Executive’s termination (which notice must be given within 90 days after the actual discovery of the act(s) or omission(s) constituting such Cause) and (ii) Executive has been given an opportunity, together with his counsel, to be heard by the Board at a time and location reasonably designated by the Board.
          (e) Executive may terminate this Agreement for Good Reason, and thereby resign his employment, after providing 30 days’ written notice to the Company (which notice must be given within 90 days after the occurrence of the act(s) or omission(s) constituting Good Reason). For purposes hereof, “Good Reason” means any of the following reasons:

          (i) In the event an assignment to Executive` assigned duties and responsibilities materially inconsistent with those normally associated with his position excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive; or
          (ii) A reduction in Executive’s Base Salary; or
          (iii) Executive’s removal from his position as President and Chief Executive Officer of the Company, other than for Cause or by death or disability, as set forth in Sections 6(d) and (e), during the Term of this Agreement; or
          (iv) Relocation of Executive’s principal place of business to a location 50 or more miles from its location as of the Effective Date without Executive’s written consent; or
          (v) A material breach by the Company of this Agreement, that certain Subscription Agreement, dated as of the date hereof, among the Company, Executive and the investors party thereto (the “Subscription Agreement”) or the LLC Agreement, in any case, which materially adversely affects Executive, if the breach is not cured within 30 days after Executive provides written notice to the Company which identifies in reasonable detail the nature of the breach; or
          (vi) The Company’s failure to make any payment to Executive required to be made under the terms of this Agreement, if the breach is not cured within 20 days after Executive provides written notice to the Company which provides in reasonable detail the nature of the payment.
          (f) In the event Executive terminates this Agreement for Good Reason, within ten business days after the Date of Termination the Company shall pay Executive (i) his Accrued Compensation and Reimbursements plus (ii) a Severance Payment.
          (g) The Company by action of the Board may terminate this Agreement at any time if Executive shall be deemed in the reasonable judgment of the Board to have sustained a “disability.” Executive shall be deemed to have sustained a “disability” if and only if he shall have been unable to substantially perform his duties as an employee of the Company as a result of sickness or injury, and shall have remained unable to perform any such duties for a period of more than 180 consecutive days in any 12-month period. Upon termination of this Agreement for disability, the Company shall pay Executive (i) his Accrued Compensation and Reimbursements plus (ii) a payment equal to Executive’s Base Salary for 12 months.
          (h) This Agreement will terminate automatically upon Executive’s death. Upon termination of this Agreement because of Executive’s death, the Company shall pay Executive’s estate (i) Executive’s Accrued Compensation and Reimbursements, plus (ii) a payment equal to Executive’s Base Salary for 12 months.

          (i) As used in this Agreement, “Date of Termination” means (i) if Executive’s employment is terminated by his death, the date of his death; (ii) if Executive’s employment is terminated as a result of a disability or by the Company for Cause or without Cause, then the date specified in a notice delivered to Executive by the Company of such termination, (iii) if Executive’s employment is terminated by Executive for Good Reason, then the date specified in the notice of such termination delivered to the Company by Executive, (iv) if Executive’s employment terminates due to the giving of a Non-Renewal Notice, the last day of the Employment Period, and (v) if Executive’s employment is terminated for any other reason, the date specified therefore in the notice of such termination.
          7. Repurchase and Forfeiture of Securities.
          (i) If this Agreement is terminated pursuant to Sections 6(g) or (h), the Company shall have the right, but not the obligation, for a period 90 days after the date of such termination to redeem or repurchase, as the case may be, or to assign to any other person the right to purchase, all or any number of the securities of the Company held by Executive at an aggregate purchase price equal to the Fair Market Value thereof. If Executive and the Company cannot agree within 10 business days of the Date of Termination, the Company shall select an independent investment banking firm to determine the fair market value, which determination shall be final and binding upon both parties.
          (ii) If this Agreement is terminated by Executive pursuant to Section 6(a) at any time prior to the third anniversary of the date of this Agreement or if this Agreement is terminated by the Company pursuant to Section 6(b), all of Executive’s rights, title and interest in, under and to Company and the LLC Agreement, including, without limitation, his Membership Interest in the Company, immediately, automatically and without notice shall be forfeited.
          (iii) The closing of a purchase and sale under this Section 7 shall take place on the tenth business day following the determination of fair market value at 10:00 a.m., local time, in the offices of the Company, or on such other date and at such other time and place as may be agreed upon by the Company and Executive (the “Closing Date”). On the Closing Date (i) Executive shall take all action necessary to convey the securities, free and clear of all Liens (as defined in the LLC Agreement) and (ii) the Company shall tender the purchase price to Executive in cash.
          8. Employment. Upon termination of this Agreement, Executive’s employment shall also terminate and cease, and Executive shall be deemed to have voluntarily resigned from the Board.
          9. Mitigation. Upon termination of this Agreement for any reason, amounts to be paid per the express terms of this Agreement shall not be reduced whether or not Executive obtains other employment.
          10. Release. Notwithstanding any other provision in this Agreement to the contrary, as a condition precedent to receiving the Severance Payment set forth in this Agreement, Executive agrees to execute (and not revoke) a customary severance and release agreement, including a waiver of all claims, reasonably acceptable to the Company (the “Release”). If Executive fails to execute and deliver the Release, or revokes the Release, Executive agrees that he shall not be entitled to receive the Severance Payment. For purposes of this Agreement, the Release shall be considered to have been executed by Executive if it is signed by his legal representative in the case of legal incompetence or on behalf of Executive’s estate in the case of his death.
          11. Nondisclosure.
          (a) Executive shall, immediately upon executing this Agreement, receive access to some or all of the Company’s various trade secrets and confidential or proprietary information, including information he has not received before, consisting of, but not limited to, information relating to (i) business operations and methods, (ii) existing and proposed investments and investment strategies, (iii) financial performance, (iv) compensation arrangements and amounts (whether relating to the Company or to any of its employees), (v) contractual relationships, (vi) business partners and relationships, (vii) limited partners and prospective limited partners of the Company’s funds, (viii) marketing strategies, (ix) lists with information related to existing or prospective customers, partners or investors, including, but not limited to particular investments, investment strategies, investment patterns and amounts and (x) computerized investment approaches, methodologies, trading systems or programs, mathematical models, simulated results, simulation software, price or research databases, other research, algorithms, numerical techniques, analytical results, technical data, regardless of the medium in which any such information is contained (all of the forgoing, “Confidential Information”). Confidential Information shall not include: (A) information that Executive may furnish to third parties regarding his obligations under this Section 11 and under Section 12 or (B) information that (1) is general knowledge of Executive or information that becomes generally available to the public by means other than Executive’s breach of this Section 11 (for example, not as a result of Executive’s unauthorized release of marketing materials), (2) is in Executive’s possession, or becomes available to Executive, on a non-confidential basis, from a source other than the Company or (3) Executive is required by law, regulation, court order or discovery demand to disclose; provided, however, that in the case of clause (3), Executive gives the Company, to the extent permitted by law, reasonable notice prior to the disclosure of the Confidential Information and the reasons and circumstances surrounding such disclosure to provide the Company an opportunity to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.
          (b) Executive agrees that all Confidential Information, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of the Company during Executive’s employment with the Company. Executive further agrees that Executive shall not, except for the benefit of the Company pursuant to the exercise of his duties in accordance with this Agreement or with the prior written consent of the Company, use or disclose to any third party any of the Confidential Information described herein, directly or indirectly, either during Executive’s employment with the Company or at any time following the termination of Executive’s employment with the Company.
          (c) Upon termination of this Agreement, Executive agrees that all Confidential Information and other files, documents, materials, records, notebooks, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or the business of the Company (including all copies thereof) in Executive’s possession, custody or control, whether prepared by Executive or others, shall remain with or be returned to the Company as soon as practicable after the Date of Termination.

          12. Non-Competition and Non-solicitation.
          (a) As part of the consideration for the compensation and benefits to be paid to Executive hereunder, to protect the trade secrets and Confidential Information of the Company and its customers and clients that have been and will be entrusted to Executive, the business goodwill of the Company and its subsidiaries that will be developed in and through Executive and the business opportunities that will be disclosed or entrusted to Executive by the Company and its subsidiaries, and as an additional incentive for the Company to enter into this Agreement from the date hereof through the first anniversary of the Date of Termination and if termination is (x) as a result of Executive’s voluntary termination under Section 6(a) or (y) by the Company for Cause under Section 6(b), from the date hereof through the first anniversary of the Date of Termination (the “Restricted Period”), Executive will not (other than for the benefit of the Company pursuant to this Agreement), directly or indirectly:
          (i) engage in, or carry on or assist, individually or as a principal, owner, officer, director, employee, shareholder, consultant, contractor, partner, member, joint venturer, agent, equity owner or in any other capacity whatsoever (in any such capacity, an “Investor”), any (1) any business directly competitive with the business in which the Company is engaged from time to time (“Competing Business”) or (2) Business Enterprise (as defined below) that is otherwise directly competitive with the Company within the State of Texas;
          (ii) perform for any corporation, partnership, limited liability company, sole proprietorship, joint venture or other business association or entity (a “Business Enterprise”) engaged in any Competing Business any duty Executive has performed for the Company that involved Executive’s access to, or knowledge or application of, Confidential Information;
          (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company;
          (iv) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company with whom Executive had direct business contact in dealings during the Employment Period in the course of his employment with the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company; or
          (v) solicit with the purpose of hiring or hire any person who is or, within 180 days after such person ceased to be an employee of the Company, was an employee of the Company.
          (b) Notwithstanding the foregoing restrictions of this Section 12, nothing in this Section 12 shall prohibit (A) any investment by Executive, directly or indirectly, in securities which are issued by a Business Enterprise involved in or conducting a Competing Business, provided that Executive, directly or indirectly, does not own more than 5% of the outstanding equity or voting securities of such Business Enterprise or (B) Executive, directly or indirectly, from owning any interest in any Business Enterprise which conducts a Competing Business if such interest in such Business Enterprise is owned as of the date of this Agreement and

Executive does not have the right, in the case of (A) or (B), through the ownership of a voting interest or otherwise, to direct the activities of or associated with the business of such Business Enterprise.
          (c) Executive acknowledges that each of the covenants of Section 12(a) are in addition to, and shall not be construed as a limitation upon, any other covenant provided in Section 12(a). Executive agrees that the geographic boundaries, scope of prohibited activities, and time duration of each of the covenants set forth in Section 12(a) are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company’s proprietary and Confidential Information, plans and services and to protect the other legitimate business interests of the Company, including without limitation the goodwill developed by Executive with the Company’s customers, suppliers, licensees and business relations.
          (d) If, during any portion of the Restricted Period, Executive is not in compliance with the terms of Section 12(a), the Company shall be entitled to, among other remedies, compliance by Executive with the terms of Section 12(a) for an additional period of time (i.e., in addition to the Restricted Period) that shall equal the period(s) over which such noncompliance occurred.
          (e) The parties hereto intend that the covenants contained in Section 12(a) be construed as a series of separate covenants, one for each defined province in each geographic area in which Executive on behalf of the Company conducts business. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the applicable covenant contained in Section 12(a). Furthermore, each of the covenants in Section 12(a) shall be deemed a separate and independent covenant, each being enforceable irrespective of the enforceability (with or without reformation) of the other covenants contained in Section 12(a).
          13. Survival of Covenants. Sections 11 and 12 shall survive the expiration or termination of this Agreement for any reason, except that the restrictions of Section 12 shall not apply in the event Executive’s employment is terminated as a result of (i) the winding up, dissolution, or liquidation of the Company, (ii) the merger, consolidation or sale of substantially all of the assets of the Company, or (iii) the sale, transfer or other disposition of all of the equity securities of the Company then held by the Institutional Investors, other than, in the case of clauses (ii) and (iii), in connection with a Permitted Transfer (as such term is defined in the LLC Agreement). Executive further agrees to notify all future persons, funds or businesses, with which he becomes affiliated with or employed by during the Restricted Period, of the restrictions set forth in Sections 11 and 12, prior to the commencement of any such affiliation or employment.
          14. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, in order of preference of the recipient:

To the Company:
Ensource Energy, LLC
7500 San Felipe, Suite 440
Houston, Texas 77063
Attention: Marshall M. Eubank
Facsimile: (713) 659-1799
To Executive:
Scott W. Smith
7500 San Felipe, Suite 440
Houston, Texas 77063
Telephone:
Facsimile: (713) 659-1799
Notice so given shall, in the case of mail, be deemed to be given and received on the fifth calendar day after posting, and in the case overnight delivery service, on the date of actual delivery.
          15. Severability and Reformation. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.
          16. Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and legal representatives of Executive and the permitted assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.
          17. Amendment. This Agreement may be amended only by writing signed by Executive and by a duly authorized representative of the Company (other than Executive).
          18. Assistance in Litigation. Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. Executive also shall cooperate fully with the Company in connection with any investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates, to events or occurrences that transpired while Executive was employed by the Company. The Company will pay Executive an agreed upon reasonably hourly rate for Executive’s cooperation pursuant to this Section 18.

          19. Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.
          20. Use of Name, Likeness and Biography. The Company shall have the right (but not the obligation) to use, publish and broadcast, and to authorize others to do so, the name, approved likeness and approved biographical material of Executive to advertise, publicize and promote the business of the Company and its affiliates, but not for the purposes of direct endorsement without Executive’s consent. This right shall terminate upon the termination of this Agreement. An “approved likeness” and “approved biographical material” shall be, respectively, any photograph or other depiction of Executive, or any biographical information or life story concerning the professional career of Executive.
          21. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO RULES RELATING TO CONFLICTS OF LAW.
          22. Entire Agreement. This Agreement, the Subscription Agreement and the LLC Agreement contain the entire understanding between the parties hereto with respect to the subject matter hereof and supersede in all respects any prior or other agreement or understanding, written or oral, between the Company or any affiliate of the Company and Executive with respect to such subject matter.
          23. Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law.
          24. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.
          25. Remedies26. . The parties recognize and affirm that in the event of a breach of Sections 11 and 12 of this Agreement, money damages would be inadequate and the Company would not have an adequate remedy at law. Accordingly, the parties agree that in the event of a breach or a threatened breach of Sections 11 and 12, the Company may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, Executive agrees that in the event a court of competent jurisdiction or an arbitrator finds that Executive violated Section 11 or 12, the time periods set forth in those Sections shall be tolled until such breach or violation has been cured. Executive further agrees that the Company shall have the right to offset the amount of any damages resulting from a breach by Executive of Section 11 or 12 against any payments due Executive under this Agreement. The parties agree that if one of the parties is found to have breached this Agreement by a court of competent jurisdiction or arbitrator, the breaching party will be required to pay the non-breaching party’s attorneys’ fees reasonably incurred in prosecuting the non-breaching party’s claim of breach.

          26. Non-Waiver. The failure by either party to insist upon the performance of any one or more terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of any future performance of any such term, covenant or condition, and the obligation of either party with respect hereto shall continue in full force and effect, unless such waiver shall be in writing signed by the Company (other than Executive) and Executive.
          27. Announcement. The Company shall have the right to make public announcements concerning the execution of this Agreement and the terms contained herein, at the Company’s discretion.
          28. Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Executive.
          29. Right to Insure. The Company shall have the right to secure, in its own name or otherwise, and at its own expense, life, health, accident or other insurance covering Executive, and Executive shall have no right, title or interest in and to such insurance. Executive shall assist the Company in procuring such insurance by submitting to examinations and by signing such applications and other instruments as may be required by the insurance carriers to which application is made for any such insurance.
          30. No Inconsistent Obligations. Executive represents and warrants that to his knowledge he has no obligations, legal, in contract, or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company to perform the duties described herein. Executive will not disclose to the Company, or use, or induce the Company to use, any confidential, proprietary, or trade secret information of others. Executive represents and warrants that to his knowledge he has returned all property and confidential information belonging to all prior employers, if he is obligated to do so.
          31. Binding Agreement. This Agreement shall inure to the benefit of and be binding upon Executive, his heirs and personal representatives, and the Company, its successors and assigns.
          32. Voluntary Agreement. Each party to this Agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such party’s own judgment and advice of counsel (if any), and knowingly, voluntarily, and without duress, agrees to all of the terms set forth in this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement. Except as expressly set forth in this Agreement, neither the parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect of the subject matter contained herein. Without limiting the generality of the previous sentence, the Companies, their affiliates, advisors, and/or attorneys have made no representation or warranty to Executive concerning the state or federal tax consequences to Executive regarding the transactions contemplated by this Agreement.
[Signature Page to Follow]

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

ENSOURCE ENERGY, LLC

By:

Marshall M. Eubank
Executive Vice President and Chief Financial Officer

Scott W. Smith
[Signature Page to Employment Agreement]